Exhibit 99.1

Jerash Holdings Announces Results of 2026 Annual Meeting of Stockholders

FAIRFIELD, NJ, September 11, 2026 - Jerash Holdings (US), Inc. (Nasdaq: JRSH), which manufactures and exports custom, ready-made, sportswear and outerwear for leading global brands, today announced the results of its annual meeting of stockholders, conducted on September 10, 2026:

1.	All five nominated directors submitted for stockholder approval were elected, including: Ng Tsze Lun; Wei (“Kitty”) Yang; Ibrahim H. Saif; Bill Korn; and Mak Chi Yan. The directors will serve a one-year term until the 2027 annual meeting of stockholders.

2.	The Company’s stockholders approved, on an advisory basis, the compensation paid to the Company’s named executive officers.

About Jerash Holdings (US), Inc.

Jerash Holdings (US), Inc. manufactures and exports custom, ready-made, sportswear and outerwear for leading global brands and retailers, including VF Corporation (which owns brands such as The North Face, Timberland, and Vans), New Balance, G-III (which licenses brands such as Calvin Klein, Tommy Hilfiger, and Nautica), Urban Outfitters, American Eagle, and Acushnet Holdings Corp (which owns the brand FootJoy). Jerash’s existing production facilities in Jordan comprise eight factory units and six warehouses, and Jerash currently employs approximately 6,600 people. Additional information is available at www.jerashholdings.com.

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Contact:

PondelWilkinson Inc.

Judy Lin or Roger Pondel

310-279-5980

jlin@pondel.com